Exhibit 107
CALCULATION OF FILING FEE TABLE
S-3
(Form Type)

Grace Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	1	Equity	Common Stock, par value $0.0001 per share	Other	4,761,904	$2.20	$10,476,188.80	0.0001381	$1,446.76
Carry Forward Securities
Carry Forward Securities		N/A	N/A	N/A	N/A		N/A
		Total Offering Amounts					$10,476,188.80		$1,446.76
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$1,446.76

(1)	a)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby an indeterminate number of additional shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) as may be issued or issuable resulting from stock splits, stock dividends or similar transactions.

b)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on August 17, 2026, which date is a date within five business days of the filing of the Registration Statement.